                                                        Exhibit 10(c), Form 10-Q
                                                        For The Quarter Ended
                                                        March 31, 1996
                                                        Fiscal Year Ending
                                                        December 31, 1996
                                                        File No. 1-11237

                            Lucent Technologies Inc.
                               600 Mountain Avenue
                              Murray Hill, NJ 07974

                                  April 2, 1996


AT&T Capital Corporation
44 Whippany Road
Morristown, New Jersey 07960

AT&T Corp.
295 North Maple Avenue
Basking Ridge, NJ 07920

RE:  Applicability of Intercompany Agreement
     to Lucent Technologies Inc.

Ladies and Gentlemen:

         This letter is written in response to the request of AT&T Capital Corporation ("Capital) to Lucent Technologies Inc. ("Lucent") that Lucent confirm that it agrees to be a party to the applicable terms of the Intercompany Agreement (the "Intercompany Agreement") dated as of June 25, 1993 between AT&T Corp. (formerly named American Telephone and Telegraph Company) ("AT&T") and Capital, following the proposed initial public offering of common stock of Lucent (the "IPO") and the proposed spin-off thereafter of AT&T's interest in Lucent to its stockholders (the "Distribution").

         Lucent agrees that, following the IPO and the Distribution, it will be a party to, and will be bound by and have the benefits of, the following provisions of the Intercompany Agreement as and to the extent it is currently bound thereunder as an AT&T Entity: Articles I, III, V (to the extent, with respect to Articles III and V, that any portion of the Lease Finance Portfolio and the SLG Portfolio (as such terms are defined in the Intercompany Agreement) administered by Capital under the Intercompany Agreement are transferred to Lucent or any of its Subsidiaries), VII, XI, XII, XIII, XIV and XV (pursuant to which Lucent will guarantee the obligations of its Subsidiaries) and Sections
6.2 (only until the Distribution, in the case of such Section 6.2), 6.3 and 9.2. It is understood that the provisions of Articles II, IV, VIII and X and Section
6.1 of the Intercompany Agreement do not apply to Lucent and will not be binding on Lucent following the IPO. In addition, Capital agrees (for the benefit of AT&T as well as Lucent) that, although Section 15.1 shall survive the Distribution (including with respect to Lucent and its Subsidiaries prior to the Distribution), following the Distribution Lucent will no longer be deemed to be an AT&T Entity within the meaning of the Intercompany Agreement, and AT&T will have no liability to Capital for obligations of Lucent and its Subsidiaries arising after the Distribution.

         Except as set forth herein, this letter shall not augment, limit or otherwise affect the rights or obligations (including without limitation termination rights) of the parties under the Intercompany Agreement.

         If you are in agreement with the foregoing, please sign in the space provided below, whereupon this letter will constitute a binding agreement between Lucent and Capital.

                                            Yours sincerely,


                                            Lucent Technologies Inc.


                                            By:Richard J. Rawson
                                               -----------------
                                               Richard J. Rawson
                                               Senior Vice President
                                               and General Counsel



Agreed and accepted:

AT&T Corp.


By:Marilyn J. Wasser
   -----------------
   Marilyn J. Wasser
   Vice President-Law
   and Secretary



AT&T Capital Corporation


By: Thomas C. Wajnert
    -----------------
    Thomas C. Wajnert
    Chairman of the Board & CEO